EXHIBIT 99.1

Press Release For Immediate Release	For additional information contact: Investor Relations Email: investor@zoomtel.com Phone: 617-753-0897

Zoom® Telephonics Raises $867,411 In Rights Offering

Boston, MA, December 28, 2010—Zoom Telephonics, Inc. (OTCBB: ZMTP) (“Zoom”) announced today that it has completed its rights offering, raising $867,411 by selling 3,469,644 shares at $0.25 each to its shareholders as of November 10, 2010.  Approximately 173 shareholders purchased shares.

“We are pleased with the results of our rights offering,” said Frank Manning, Zoom’s President and CEO.  “It was a big effort, but it was a low-cost way to raise capital for Zoom.  We reached out to our shareholders, and many chose to invest.  We appreciate the investing shareholders’ vote of confidence, and their investments will be very helpful to the company’s operations.  Because many of the shares were purchased by investors who each own less than 5% of Zoom, we were able to preserve Zoom’s valuable tax loss carry-forward while accepting all requests for over-subscription.”

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com